Exhibit 99.1

GT Solar International, Inc. Reports Results for Third Quarter Fiscal Year 2011, Raises FY2011 Guidance, Provides FY2012 Outlook

Record Quarterly Revenue and EPS, Strong Bookings Performance

MERRIMACK, N.H.--(BUSINESS WIRE)--February 2, 2011--GT Solar International, Inc. (NASDAQ: SOLR), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today reported results for its third quarter of fiscal year 2011, which ended January 1, 2011.

Revenue for the third fiscal quarter totaled $262.9 million, representing nearly 15 percent sequential growth over $229.3 million in the second quarter of fiscal 2011 and approximately 51 percent growth over $173.6 million in the third quarter of last fiscal year. Revenue by business segment for the third fiscal quarter of 2011 was $17.3 million in polysilicon, $239.9 million in photovoltaic (PV), and in the sapphire segment $5.7 million of materials revenue. Revenue for the first nine months of fiscal year 2011 was $627.4 million compared to $349.6 million revenue for the same period last fiscal year.

Gross profit for the third quarter of 2011 totaled $122.1 million, or 46.4 percent of revenue, compared to $93.1 million, or 40.6 percent of revenue in the second quarter of fiscal year 2011 and $76.7 million, or 44.2 percent of revenue for the third quarter of last fiscal year. Gross margin for the first nine months of fiscal year 2011 was 41.6 percent with a gross profit of $261.1 million. For the same period last year, gross margin was 41.7 percent with a gross profit of $145.9 million.

Operating margin for the third fiscal quarter of 2011 was 36.1 percent of revenue, compared to 29.9 percent of revenue in the second fiscal quarter and 33.2 percent in the third quarter of fiscal 2010. Operating margin for the first nine months of the fiscal year was 30.4 percent, compared with 25.4 percent in the same period in fiscal year 2010.

The company had net income of $63.6 million in the third fiscal quarter of 2011 approximately 49 percent sequential growth over $42.8 million in the second fiscal quarter of 2011 and approximately 73 percent growth over $36.8 million for the third quarter of last fiscal year. Earnings per share in the third quarter of 2011 on a fully diluted basis were $0.46, versus $0.28 for the second fiscal quarter of 2011 and $0.25 for the third quarter of fiscal 2010. Net income for the first nine months of the fiscal year 2011 was $122.9 million versus $54.0 million for the first nine months of fiscal 2010. This resulted in a fully diluted EPS of $0.85 per share for the first nine months of fiscal 2011, compared to $0.37 per share for the first nine months of fiscal 2010.

Cash and cash equivalents at the end of the third quarter were $320.4 million. During the quarter, the company borrowed $125 million under a term loan facility and also incurred expenditures of $203.5 million for the repurchase of 26.5 million shares. Cash and cash equivalents at the end of the second quarter were $294.2 million compared to $194.7 million for the third quarter of last fiscal year. The $294.2 million at the end of the second quarter of fiscal year 2011 also included short-term investments and restricted cash.

As of January 1, 2011, the company’s backlog was $1.23 billion, with $601.2 million in the polysilicon segment, $529.1 million in the PV segment and $96.2 million in the sapphire segment. Included in the total backlog was $388.1 million of deferred revenue. Net new orders for the quarter were $330.7 million, which included $73.9 million polysilicon, $167.9 million PV and $88.9 million for sapphire.

Business Outlook

The company raised its fiscal year 2011 guidance for revenue to a range of $835 million to $860 million, up from the previously provided range of $775 million to $850 million. Based on estimated weighted average diluted shares outstanding of approximately 142 million for the full fiscal year, fully diluted earnings per share are expected to be in the range of $1.15 to $1.19, up from the previously provided range of $1.08 to $1.18. Average diluted share count for the fourth quarter of fiscal year 2011 is expected to be approximately 128 million, which fully reflects the share buyback conducted in the third quarter.

The company is also providing preliminary outlook for its fiscal year 2012, which ends March 31, 2012. For fiscal year 2012, the company expects revenue in the range of $850 million to $1 billion, gross margins in the range of 40 to 42 percent and fully diluted EPS in the range of $1.25 to $1.50 based on an estimated fully-diluted weighted average share count of approximately 130 million.

The company will provide additional detail on its FY 2011 guidance and FY 2012 outlook during its live webcasted conference call. Details below.

Management Commentary

“We are very pleased with the performance of our business this quarter,” said, Tom Gutierrez, president and chief executive officer. “Revenue was at a record level for the second consecutive quarter, bookings were healthy, DSS furnace shipments were also at record levels, with more than 480 units, gross margins were above our new long-term target of 40 to 42 percent, and our cash position continues to provide the company with significant strategic flexibility.

“The integration of our recently acquired sapphire business is nearly complete and our confidence remains high that this business will meet or exceed our expectations,” continued Gutierrez. “In Q3 we booked our first two sapphire furnace orders totaling more than $84 million with affiliates of two of our Chinese solar customers. And, after the close of the quarter, we announced our third sapphire furnace order for an additional $33 million with our customer OCI in Korea.

“Our first generation 85kg Advanced Sapphire Furnace (ASF) has been well received and we are currently in discussions with customers regarding availability of the enhanced ASF100, which we expect will be available for delivery during the third quarter of this calendar year. The ASF100 will increase output to 100Kg per cycle and provide an enhanced form factor that will further increase productivity.

“With the strength in our sapphire business and a significant portion of our polysilicon backlog scheduled to convert to revenue in the next fiscal year, we remain confident about our performance in fiscal 2012,” Gutierrez concluded.

Conference Call, Webcast

Tomorrow morning, Thursday, February 3, 2011, at 8:00am ET the company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Solar's website, www.gtsolar.com. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 800.265.0241 for callers in the United States and Canada and 617.847.8704 for international callers. The telephone passcode is SOLR.

A replay of the call will be available through April 4, 2011. To access the webcast replay, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888-286-8010 for callers in the United States and Canada, or 617-801-6888 for international callers. The telephone replay passcode is 68134982.

About GT Solar International, Inc.

GT Solar International, Inc. is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the information in this press release are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” and statements regarding expected delivery date of the enhanced ASF100 and the output, form factor generated by, and the productivity of the ASF100, and the Company’s estimates for future periods with respect to revenue, earnings per share, gross margins and other financial information. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog. Although the Company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our third fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2010 filed on June 4, 2010 and Form 10-Q for the second quarter of fiscal 2011 filed on November 10, 2010. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

Assets	January 1, 2011	April 3, 2010
Current assets:
Cash and cash equivalents	$320,359	$230,748
Short-term investments	—	19,967
Accounts receivable, net of allowance for doubtful accounts of $2,510 and $2,620, respectively	100,145	52,620
Inventories	120,391	68,858
Deferred costs	119,254	131,986
Vendor advances	18,392	17,110
Deferred income taxes	58,632	72,868
Refundable income taxes	1,516	1,516
Prepaid expenses and other current assets	2,667	4,340
Total current assets	741,356	600,013
Non-current assets:
Property, plant and equipment, net	40,008	19,359
Other assets	10,331	639
Intangible assets, net	23,683	3,205
Deferred costs	100,758	66,265
Goodwill	85,178	42,600
Total assets	$1,001,314	$732,081
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$18,750	$—
Accounts payable	76,391	22,132
Accrued expenses	28,926	17,543
Contingent consideration	8,283	—
Customer deposits	166,285	119,616
Deferred revenue	226,951	229,951
Accrued income taxes	21,984	33,621
Total current liabilities	547,570	422,863
Non-current liabilities:
Long-term debt	106,250	—
Deferred income taxes	29,178	25,661
Deferred revenue	161,172	104,396
Contingent consideration	5,217	—
Other non-current liabilities	351	175
Accrued income taxes	10,290	—
Total liabilities	860,028	553,095
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized; 124,911 and 143,815 shares issued and outstanding as of January 1, 2011 and April 3, 2010 respectively	1,249	1,438
Additional paid-in capital	116,633	86,644
Accumulated other comprehensive loss	(4,899)	(5,145)
Retained earnings	28,303	96,049
Total stockholders’ equity	141,286	178,986
Total liabilities and stockholders’ equity	$1,001,314	$732,081

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009
Revenue	$262,898	$173,557	$627,357	$349,569
Cost of revenue	140,815	96,870	366,226	203,658
Gross profit	122,083	76,687	261,131	145,911
Operating expenses:
Research and development	6,739	5,315	15,776	16,351
Selling and marketing	4,479	2,397	13,518	9,422
General and administrative	14,158	10,567	37,745	29,133
Amortization of intangible assets	1,865	791	3,522	2,373
Total operating expenses	27,241	19,070	70,561	57,279
Income from operations	94,842	57,617	190,570	88,632
Other income (expense):
Interest income	130	130	490	295
Interest expense	(396)	(201)	(978)	(583)
Interest component of forward foreign exchange contracts	16	—	2	(639)
Other income (expense), net	580	(60)	(92)	(2,241)
Income before income taxes	95,172	57,486	189,992	85,464
Provision for income taxes	31,588	20,715	67,131	31,479
Net income	$63,584	$36,771	$122,861	$53,985
Net income per share:
Basic	$0.47	$0.26	$0.86	$0.38
Diluted	$0.46	$0.25	$0.85	$0.37
Weighted average number of shares used in per share calculations:
Basic	136,562	143,446	143,124	143,301
Diluted	138,707	145,269	145,125	145,304

CONTACT:
GT Solar International, Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtsolar.com